grant thornton llp

Two Commerce Square

2001 Market St., Suite 700

Philadelphia, PA 19103

D       +1 215 561 4200

F       +1 215 561 1066

July 11, 2022

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re:	LeaderShares® AlphaFactor® US Core Equity ETF (Series S000061956), LeaderShares®Activist Leaders® ETF (Series S000068213), LeaderShares® AlphaFactor® Tactical Focused ETF (S000068214), LeaderShares® Equity Skew ETF (Series S000068215), LeaderShares® Dynamic Yield ETF (Series S000072292), five funds in the Two Roads Shared Trust

File No.: 811-22718

Dear Sir or Madam:

We have read the attached statements made by LeaderShares® AlphaFactor® US Core Equity ETF (Series S000061956), LeaderShares®Activist Leaders® ETF (Series S000068213), LeaderShares® AlphaFactor® Tactical Focused ETF (S000068214), LeaderShares® Equity Skew ETF (Series S000068215), LeaderShares® Dynamic Yield ETF (Series S000072292), five funds in the Two Roads Shared Trust, in relation to Item 13(a)(4) of Form N-CSR, which we understand will be filed with the Securities and Exchange Commission as an Exhibit to Form N-CSR on July 11, 2022, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton LLP

GT.COM

Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

LeaderShares® ETF’s

CHANGE IN INDEPENDENT PUBLIC ACCOUNTANT (Unaudited)

April 30, 2022

On April 5, 2022, the Audit Committee of the Board of Trustees of Two Roads Shared Trust (the "Trust" or “registrant”) selected and appointed and recommended Cohen & Company, Ltd. (“Cohen”) as the Funds’ independent registered public accounting firm for the fiscal year ending October 31, 2022, in replacement of Grant Thornton LLP ("GT"), who were dismissed as the independent registered public accounting firm for the Fund.

GT reports on the Funds’ financial statements for either of the past two years did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the years or periods ended prior to October 31, 2022 and the subsequent interim period through April 5, 2022, (i) there were no disagreements between the Funds and GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such period and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the years or periods ended prior to October 31, 2022, and during the subsequent interim period through April 5, 2022, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a “disagreement,” as described in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.